China Clean Energy Inc.

Contact:
China Clean Energy Inc.	CCG Elite Investor Relations Inc.
Gary Zhao, CFO	Crocker Coulson, President
Phone: +1-86-138-0133-9172(China)	Phone: +1-646-213-1915 (New York)
Email: gary.zhao@chinacleanenergyinc.com	Ed Job, CFA
Phone: +1-646-213-1914
Email: ed.job@ccgir.com

FOR IMMEDIATE RELEASE

China Clean Energy Announces Conference Call
to Discuss Business Update

Fuqing City, China - April 24, 2008 -- China Clean Energy Inc. (OTC Bulletin Board: CCGY - News; "China Clean Energy", the "Company") announced today that as of March 2008 it had temporarily halted production of biodiesel and is now shifting its focus to higher value added specialty chemicals in an effort to mitigate a dramatic recent spike in the costs for raw material coupled with stagnant wholesale diesel pricing.

Commencing in February 2008, the price of yellow grease, cotton seed waste and rape seed waste feedstock, the principal raw materials used to produce the Company's biodiesel product, increased to over $500 per ton compared to an average of $368 per ton in the fourth quarter of 2007. In contrast, diesel wholesale prices, which are set by the Chinese government, have remained at approximately $700 per ton, rendering it impossible for the Company to currently generate profits from its biodiesel operations. Nonetheless, China Clean Energy will closely monitor its feedstock raw material prices, wholesale diesel prices and conditions in the biodiesel industry in general in order to reassess the Company's biodiesel production on an ongoing basis.

To minimize the impact from the near term discontinuation of biodiesel production, which accounted for 26.54% of China Clean Energy's total revenue in 2007, the Company has shifted its focus to the production of higher value added specialty chemicals, including high performance hot melt adhesives. The Company is currently in the process of upgrading its specialty chemical refinery by installing a high purity Dimer Acid processing unit. The installation process had commenced in March and is expected to be completed by the middle of May. Upon completion, China Clean Energy will be able to produce 3,000 tons per year of high purity Dimer Acid, which can be used as raw materials for high performance hot melt adhesives or sold at $3,500 per ton.

"Our ability to shift production from biodiesel to specialty chemicals is a key strength of our business model, and shifting our focus to higher value- added environmentally-friendly specialty chemical products is in the best interest of our shareholders in the current environment," stated Mr. Tai-Ming Ou, Chairman and CEO of China Clean Energy. " In the same way, we have decided to equip our Jiangyin facility with the ability to produce specialty chemicals to maintain that flexibility."

Specialty chemicals, including Dimer Acid, Hot Melt Adhesives, Polyamide Resin, and Stearic Acid, are not regulated by the Chinese government and are generally sold at higher prices than biodiesel. In addition, the Company's specialty chemicals are sold both domestically and internationally. Over the last few months, the selling prices of specialty chemicals have been experiencing significant increases, in line with international oil prices. Currently China Clean Energy's specialty chemical products are sold at between $1,500 per ton to $3,500 per ton with an average gross margin of 25%. The Company expects its revenue and profits will not be significantly impacted by the temporary halt of biodiesel production.

Update on Jiangyin Biodiesel Plant Construction

The construction of the Jiangyin biodiesel plant is currently on schedule. China Clean Energy has completed building the foundations, the first floor of the office building, the employees' dormitory, the supporting wedges for the refinery, and the storage tanks. The refinery equipment has been ordered and the fabrication is in progress. In light of the fast changing market conditions for biodiesel in China, management has decided to include a specialty chemical production facility at the new biodiesel plant to complement the Company's business, maintain its operating flexibility and to reduce risk. Once the new facility is constructed, the refinery will have the flexibility to produce 100,000 tons of biodiesel per year, or 100,000 tons specialty chemicals per year, or a combination of biodiesel and specialty chemicals for a total output of 100,000 tons per year.

Conference Call

The Company will conduct a conference call at 11:00 a.m. Eastern Time on Friday, April 25, 2008 to answer investor's questions. Joining Mr. Tai-ming Ou, Chairman and Chief Executive Officer of China Clean Energy, will be Mr. Ri-wen Xue, Chief Operating Officer, and Mr. Gary Zhao, Chief Financial Officer.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1(888)552-2116 . International callers should dial +1(706)634-2457. When prompted by the operator, mention Conference Passcode 45083786.

About China Clean Energy:

China Clean Energy, through its wholly-owned subsidiaries, Fujian Zhongde Technology Co., Ltd. and Fujian Zhongde Energy Co., Ltd, is engaged in the development, manufacturing, and distribution of specialty chemical products made from renewable resources.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the Company; the ability of the Company to expand its production capacity; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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